Exhibit 99.1

                COVALENT REPORTS RESULTS FOR SECOND QUARTER 2005

    WAYNE, Pa., Aug. 11 /PRNewswire-FirstCall/ -- Covalent Group, Inc. (Nasdaq: CVGR) today announced financial results for its second quarter ended June 30, 2005.

    Our financial, business, programmatic and strategic accomplishments for the second quarter of 2005 included the following:

     * Strong operating cash flow with cash and cash equivalents rising to $4.8 million from $3.2 million at December 31, 2004;

     * Highly liquid balance sheet with no debt and minimal exposure to capital lease commitments;

     * New business contracts for $9.2 million resulting, in part, from our recent programmatic successes in high profile clinical trials where we played a significant role;

     *  Increase in backlog by 42% since March 31, 2005;

     * Major clinical operations and consultant contributor to Merck's landmark "Shingle Prevention Study" which was published as a lead article in The New England Journal of Medicine;

     * Continued growth in our new business pipeline. This reflects, in part, new business opportunities that have been enhanced by our recent accomplishments in the design and management of clinical trials and patient disease registries; and

     * Continued progress on our strategic goal to grow our business through new strategic alliances including mergers and acquisitions.

    Net revenue for the second quarter of 2005, excluding reimbursement revenue, was $2.3 million as compared with $3.8 million for the comparable prior year period. The decrease of $1.5 million in net revenue reflects a decrease in the value and number of clinical studies being managed by the Company during the second quarter of 2005 compared with the second quarter of 2004. There were no significant revenues recognized in our second quarter 2005 financial results from the recently signed $9.2 million clinical study agreement. We expect to begin generating significant revenues from activities related to the performance of this clinical study in the third quarter of 2005.

    Net expenses for the quarter ended June 30, 2005, excluding the reimbursement for out-of-pocket expenses, were $2.8 million versus $5.7 million for the comparable prior year period, a decrease of approximately $2.9 million. This decrease resulted principally from a $2.3 million reduction in direct expenses associated with decreased personnel costs related to lower clinical trial activity and a $600 thousand reduction in selling, general and administrative ("SG&A") expenses due principally to reduced headcount, decreased professional fees and a $400 thousand reduction in bad debt expense.

    Net revenue for the six months ended June 30, 2005, excluding reimbursement revenue, was $5.5 million versus $9.1 million for the comparable prior year period. The decrease of $3.6 million in net revenue reflects a decrease in the value and number of clinical trial studies being managed by the Company during the first six months of 2005 compared to the comparable prior year period. Net expenses for the six months ended June 30, 2005, excluding the reimbursement for out-of-pocket expenses, was $6.2 million versus $11 million for the comparable prior year period, a decrease of $4.8 million. This decrease was principally the result of a $3.9 million reduction in direct expenses due to decreased personnel costs related to lower clinical trial activity and an $800 thousand reduction in SG&A due principally to a $400 thousand decrease in bad debt expense combined with ongoing cost control initiatives and a decline in personnel costs.

    Net loss for the second quarter of 2005 was $483 thousand, or ($0.04) per share, compared to a net loss of $1.4 million, or ($0.11) per share, for the comparable prior year period.

    Net loss for the six months ended June 30, 2005 was $582 thousand, or ($0.04) per share, compared to a net loss of $1.4 million, or ($0.11) per share, for the comparable prior year period.

    Cash and cash equivalents were $4.8 million as of June 30, 2005 compared with $3.2 million as of December 31, 2004, an increase of $1.6 million. This increase resulted principally from cash provided from operating activities in the amount of $1.7 million.

    The amount of announced new business contracts in the second quarter was $9.2 million. This brought our year-to-date new business awards to $10.7 million. Our backlog was approximately $20 million as of June 30, 2005 compared to approximately $15 million at December 31, 2004, an increase of $5 million. Sequentially, our backlog grew from approximately $14 million at March 31, 2005, an increase of $6 million, or 42%.

    Kenneth M. Borow, M.D., President and Chief Executive Officer, commented, "Our second quarter financial results improved significantly compared to the second quarter of 2004. Despite our operating losses, our business continues to provide positive cash flow from operations. We had a very successful quarter relative to new business signings. As a result, our backlog in the second quarter grew by 42% compared to the value at the end of the first quarter of 2005. In addition, we are competing for multiple new business contracts that we believe will help us to significantly improve our future operating results. We are especially pleased that our programmatic successes in 2004 and 2005 have positioned us to be highly competitive for new business awards that we are currently seeking. We expect to make additional new business announcements during the third quarter of this year."

    Dr. Borow continued, "As I have previously stated, we remain committed to growing our revenue base through new business awards and new strategic alliances including mergers and acquisitions. We continue to actively seek new business opportunities in order to grow revenues and more fully leverage our in-house resources thereby facilitating a return to profitability. Our actions in this respect are ongoing, and our commitment to achieve our strategic objectives for top and bottom-line growth is well underway. We expect to have more clarity on the success of our efforts before the end of 2005. We are committed to our strategic goals as well as increasing shareholder value, and we anticipate and look forward to continuing improvements in backlog, operating results and operating cash flows for the remainder of 2005."

    Covalent Group will hold a conference call on Friday, August 12 at 9:00 a.m. ET to discuss second quarter results. To participate in the live call by telephone, please dial (877) 407-4018 from the U.S., or for international callers, please dial (201) 689-8471. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's Web site at http://www.covalentgroup.com. Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software.

    A webcast audio replay will be available on the Company Web site for 31 days through Monday, September 12, 2005. A telephone audio replay will also be available for 10 days through Monday, August 22, 2005, by dialing (877) 660-6853 from the U.S., or (201) 612-7415 for international callers, and entering account number 3055 and conference ID number 163223 when prompted.

    About Covalent Group
    Covalent Group is a clinical research organization that is a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their clinical trials. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, biologics, gene therapy, immunology, neurology, infectious diseases, gastroenterology, dermatology, hepatology, womens' health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its application of innovative technologies, therapeutic expertise and commitment to quality offer its clients a means to more quickly and cost-effectively develop products through the clinical trial process. With its wholly-owned international subsidiary, Covalent Group, Ltd., as well as its Strategic Partners operating in various regions around the world, Covalent is able to meet the global drug development needs of its clients.

    This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company's future operating results, financial condition and stock price include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly;
(iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) our ability to maintain profit margins in a very competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; and (xi) our backlog may not be indicative of future results and may not generate the revenues expected. You should not place undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning risk factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2004 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group's investor relations department.

                              Covalent Group, Inc.
                      Consolidated Condensed Balance Sheets

                                                June 30,       December 31,
                                                  2005             2004
                                             --------------   --------------
Assets
Current Assets
  Cash and cash equivalents                  $    4,765,827   $    3,165,986
  Restricted cash                                   142,970          145,612
  Accounts receivable, less allowance
   of $35,093 and $40,000
   at June 30, 2005 and December 31,
   2004, respectively                             4,019,358        5,209,950
  Prepaid expenses and other                        294,786          158,287
  Prepaid taxes                                   1,049,076        1,132,315
  Costs and estimated earnings in
   excess of related billings on
   uncompleted contracts                            687,915        1,667,947
      Total Current Assets                       10,959,932       11,480,097

Property and Equipment, Net                       1,097,998        1,321,139

Other Assets                                         21,665           21,665

Total Assets                                 $   12,079,595   $   12,822,901

Liabilities and Stockholders' Equity
Current Liabilities
  Accounts payable                           $      524,345   $    1,101,788
  Accrued expenses                                  144,229          392,385
  Obligations under capital leases                   24,977           23,709
  Billings in excess of related costs
   and estimated earnings on uncompleted
   contracts                                      2,413,861        1,770,275
  Customer advances                               1,175,692        1,080,469
      Total Current Liabilities                   4,283,104        4,368,626

Long Term Liabilities
  Obligations under capital leases                   50,495           63,309
  Other liabilities                                 523,539          581,710
      Total Long Term Liabilities                   574,034          645,019
Total Liabilities                                 4,857,138        5,013,645

Stockholders' Equity
  Common stock, $.001 par value
   25,000,000 shares authorized,
   13,501,201 and 13,495,534 shares
   issued and outstanding respectively               13,502           13,496
  Additional paid-in capital                     12,028,496       12,017,822
  Accumulated deficit                            (4,514,922)      (3,933,377)
  Accumulated other comprehensive income            154,355          170,289
     Less:                                        7,681,431        8,268,230
         Treasury stock, at cost,
          152,932 shares                           (458,974)        (458,974)
      Total Stockholders' Equity                  7,222,457        7,809,256

Total Liabilities and Stockholders'
 Equity                                      $   12,079,595   $   12,822,901

                              Covalent Group, Inc.
                 Consolidated Condensed Statements of Operations

                                        Three months ended                    Six months ended
                                             June 30,                             June 30,
                                 --------------------------------    --------------------------------
                                      2005              2004              2005              2004
                                 --------------    --------------    --------------    --------------
     Net revenue                 $    2,328,379    $    3,778,774    $    5,541,908    $    9,061,359
     Reimbursement
      revenue                           328,554         2,618,378         1,002,826         4,258,511

Total Revenue                         2,656,933         6,397,152         6,544,734        13,319,870

Operating Expenses
    Direct                            1,744,915         4,002,847         3,787,683         7,678,427
    Reimbursement out-
     of-pocket expenses                 328,554         2,618,378         1,002,826         4,258,511
    Selling, general and
     administrative                     952,954         1,547,032         2,099,293         2,870,492
    Depreciation and
     amortization                       132,232           180,095           269,757           433,975

Total Operating Expenses              3,158,655         8,348,352         7,159,559        15,241,405

Loss from Operations                   (501,722)       (1,951,200)         (614,825)       (1,921,535)

     Interest Income                     21,253               926            38,361             1,683
     Interest Expense                    (2,605)           (2,656)           (5,082)           (5,484)

Net Interest Income
 (Expense)                               18,648            (1,730)           33,279            (3,801)

Loss before Income Taxes               (483,074)       (1,952,930)         (581,546)       (1,925,336)

Income Tax Benefit                            -          (506,200)                -          (505,711)

Net Loss                         $     (483,074)   $   (1,446,730)   $     (581,546)   $   (1,419,625)

Net Loss per Common Share
Basic                            $        (0.04)   $        (0.11)   $        (0.04)   $        (0.11)
Diluted                          $        (0.04)   $        (0.11)   $        (0.04)   $        (0.11)

Weighted Average Common and
 Common Equivalent Shares
 Outstanding
Basic                                13,348,441        13,213,297        13,345,521        13,147,924
Diluted                              13,348,441        13,213,297        13,345,521        13,147,924

Investor Relations Contact:  Lawrence R. Hoffman, CPA, Esq.
                             CFO, Covalent Group, Inc.
                            (610) 975-9533
Contact us on-line:          http://www.covalentgroup.com

CONTACT: Lawrence R. Hoffman, CPA, Esq., CFO, Covalent Group, Inc., +1-610-975-9533/
Web site:  http://www.covalentgroup.com /